Exhibit (a)(1)(E)

Stock Option Exchange Program Election Agreement

[Full name]
[Address]
[Address]                                                         [Employee ID#]

Dear Employee:

If you would like to participate in (or withdraw from) the Stock Option Exchange Program (the "Exchange Program"), you must complete, sign, and return this form to Mellon Investor Services ("Mellon").

If you elect to participate in this voluntary Exchange Program, the number of new options you will receive in exchange for your eligible options depends upon the exercise price of your eligible options, as follows:

Exchange Ratio (calculated based upon the closing price of shares of RadiSys common stock on Wednesday, July 30, 2003): $15.46

------------------------------------------------------------------------------------------------------------------
If your eligible options have an exercise       Then, if you authorize a surrender of eligible options in exchange
price of:                                       for new options:
------------------------------------------------------------------------------------------------------------------
$20.00 - $34.99                                 1.40 options will be cancelled and replaced with 1 option
------------------------------------------------------------------------------------------------------------------
$35.00 or higher                                2.00 options will be cancelled and replaced with 1 option
------------------------------------------------------------------------------------------------------------------

Below is your entire stock option grant history as of July 31, 2003. Please note that all of your options, including options that are not eligible for the Exchange Program, are shown below. (It may be helpful to take into account your total stock option grant history as you consider whether or not to participate in the Exchange Program.) If you elect to participate in the Exchange Program, you must cancel all eligible options shown below (excluding those shown as "Ineligible") and exchange them for new options as shown in the last column.

----------------------------------------------------------------------------------------------------------
Option    Grant Date     # of Options     Exercise     # of Options       New Grant if Options Outstanding
Grant #*                 Granted          Price        Outstanding**      Exchanged
----------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------

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* If you want to see additional information associated with each of the option grants shown above, you can access your account from the E*TRADE OptionsLink web site at www.optionslink.com. From this web site, you can view the number of options that are vested and exercisable, and the expiration date of each option grant. To access the Web site, you will need your OptionsLink ID and Password. Call E*TRADE at 800-838-0908
if you don't have this information or if you need assistance logging onto the Web site.
----------------------------------------------------------------------------------------------------------
** This number is the basis for applying the exchange ratio to arrive at the number of new options that will be granted under the terms of the Exchange Program should you elect to participate. Options outstanding are options
----------------------------------------------------------------------------------------------------------

If you have eligible options and you elect to participate in the Exchange Program, you will cancel [XXX] options. You will be granted [XXX] new options, in accordance with the terms and conditions of the Exchange Program. These new options will be subject to a new vesting schedule (see the Stock Option Exchange Program Frequently Asked Questions for details) and will have a term of seven years. The exercise price of the new option grant will be equal to the closing price of shares of RadiSys common stock on the new option grant date, which we currently expect to be no earlier than Monday, March 1, 2004, in accordance with the Exchange Program terms and conditions.

Authorization to Exchange Eligible Options

I understand that by checking the "I ELECT" box and signing my name below, I am authorizing the cancellation of [XXX] options, and I will be granted [XXX] new options, in accordance with the terms and conditions of the Stock Option Exchange Program Tender Offer Statement, the Stock Option Exchange Program Overview, and the Stock Option Exchange Program Frequently Asked Questions. I understand that I will lose my rights to all surrendered options that are cancelled under the Exchange Program. My cancelled options will not be reinstated, and I will not receive new options if my employment with RadiSys ends for any reason before the new option grant date, which is expected to be no earlier than March 1, 2004. I also acknowledge that I will be unable to withdraw this Election Agreement after 9:00 p.m. Pacific Time (U.S.), on Wednesday, August 27, 2003.

I understand that by checking the "I WITHDRAW" box and signing my name below, I am authorizing the withdrawal of my previous election, and I will maintain all my eligible options. I also acknowledge that I will be unable to re-elect to participate after 9:00 p.m. Pacific Time (U.S.), on Wednesday, August 27, 2003.

I understand that if I am an employee who resides in Germany or Japan, I must return a signed copy of this Election Agreement to Mellon to validly participate in the Exchange Program. Even if I make an election online on the Mellon web site, it will not be valid--only the election I make by mailing this Election Agreement will be valid.

|_| I ELECT to participate in the Exchange Program and cancel all my eligible option grants listed above.

|_| I WITHDRAW my previous election to participate in the Exchange Program and retain all my eligible option grants.


----------------------------------                      ------------------------
Employee Signature                                      Date


----------------------------------
Employee Name (please print)

Please keep a copy of this Election Agreement for your records and send the original to Mellon, using one of the following delivery methods:

        By Fax:                             By Mail:                      By Overnight Courier:
Mellon Investor Services LLC       Mellon Investor Services LLC       Mellon Investor Services LLC
+201-329-8456                      Attn: Reorganization Dept.         Attn: Reorganization Dept.
                                   P.O. Box 3301                      85 Challenger Road
                                   South Hackensack, NJ 07606         Mail Drop-Reorg
                                                                      Ridgefield Park, NJ 07660

In order for your election to be valid, your election must be RECEIVED by Mellon in accordance with these instructions by 9:00 p.m., Pacific Time (U.S.), on Wednesday, August 27, 2003, unless the offer period is extended by RadiSys. You are responsible for ensuring the successful delivery of your Election Agreement. Please allow for enough delivery time based on the method of delivery that you choose to ensure we receive your Election Agreement on time. This is a one-time offer, and we will strictly enforce the expiration date. We reserve the right to reject any options that are not in the appropriate form or that are unlawful to accept.

                     If you have any questions, call Mellon
   Monday through Friday, from 5:00 a.m. to 4:00 p.m. Pacific Time (U.S.) at:

                   888-256-2709 (Calling from within the U.S.)

                  +201-329-8905 (Calling from outside the U.S.)